Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Names Lori Walker to Board of Directors

OVERLAND PARK, Kan. (June 15, 2015) – Lori Walker has been elected to the board of directors of Compass Minerals (NYSE: CMP), replacing Perry Premdas, who retired earlier this year. She will serve on the board’s audit and compensation committees.

Walker is the former chief financial officer and senior vice president of The Valspar Corporation, a publicly held global manufacturer of paint and coatings. During her time at Valspar, Walker closed and integrated 13 worldwide acquisitions and three divestitures to increase shareholder value and grow the company revenue from $1.5 billion to $4 billion. She retired from Valspar in 2013 and currently serves on the Board of Directors of Southwire, an industrial manufacturer of wire and cable, and Constellium, an aluminum fabricator for automotive, aerospace and packaging industries.

Prior to joining Valspar, Walker worked at Honeywell, Inc., a global conglomerate of commercial and consumer products, for 20 years in progressively increasing roles of responsibility. Her last role at Honeywell was the director of global financial risk management.

“Lori brings tremendous financial, compensation planning and international expansion expertise to the table,” said Richard S. Grant, Compass Minerals’ lead independent director. “We’re confident her experience and perspective will be a great benefit to our board as Compass Minerals continues to execute its growth objectives and build shareholder value.”

Walker received her bachelor’s degree in Finance from Arizona State University and attended the Executive Institute program and the Directors’ College at Stanford University. She will serve as a Class III director with a term expiring at the 2018 Annual Meeting of Stockholders.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Media Contact	Investor Contact
Tara Hart	Theresa Womble
Communications Manager	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com